 Filed Pursuant to Rule 424(b)(5)
  Registration No. 333-226792
PROSPECTUS SUPPLEMENT
(To Prospectus dated August 21, 2018)
FuelCell Energy, Inc.
Up to 18,000,000 Shares
Common Stock
This prospectus supplement amends and supplements the prospectus supplement dated October 4, 2019 and its accompanying prospectus dated August 21, 2018 related to our At Market Issuance Sales Agreement, dated October 4, 2019, with B. Riley FBR, Inc. (the “Sales Agreement”), and should be read together with such prospectus supplement and prospectus.
We have reduced the amount of potential future sales of our common stock, $0.0001 par value per share, under the Sales Agreement. As of the date of this prospectus supplement, we have sold 10,060,618 shares of our common stock under the Sales Agreement for aggregate gross proceeds of  $3,034,163 less aggregate commissions of  $91,088. As of the date of this prospectus supplement, the maximum number of shares of common stock available for potential future sales under the Sales Agreement is up to 7,939,382 shares.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is November 6, 2019.